Exhibit 15

TXU Corp.
1601 Bryan Street
Dallas, TX 75201

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of TXU Corp. and subsidiaries for the periods ended June 30, 2007 and 2006, as indicated in our report dated August 9, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, is incorporated by reference in Registration Statement Nos. 333-37652, 333-84418, 333-84418-01, 333-84418-02, 333-110125 and Amendment No. 1 thereto and 333-115159 on Form S-3; and Registration Statement Nos. 333-32833, 333-32837, 333-45657, 333-46671, 333-62014, 333-92260, 333-105133, and 333-125169 and Post Effective Amendment No. 1 thereto on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas
August 9, 2007